                                                                     Exhibit 4.1
                                                                     -----------

                        FEDERAL REALTY INVESTMENT TRUST

                            ARTICLES SUPPLEMENTARY

                    ESTABLISHING AND FIXING THE RIGHTS AND
                  PREFERENCES OF A SERIES OF PREFERRED SHARES


  Federal Realty Investment Trust, a Maryland real estate investment trust (the "Trust"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  Under a power contained in Article VI of the Trust's Declaration of
     -----
Trust (the "Declaration of Trust") the Board of Trustees (the "Board") classified and designated 5,750,000 Preferred Shares (as defined in the Declaration of Trust) as 8 1/2% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows:

(1)  Definitions. In these Articles Supplementary, the following terms shall
     -----------
     have the following meanings:

     (a) "Board of Trustees" shall mean the Board of Trustees of the Trust or any committee authorized by the Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Shares.

     (b) "Business Day" shall mean any day other than a Saturday, Sunday or day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

     (c) "Call Date" shall have the meaning set forth in Section 6(b).

     (d) "Capital Gains Amount" shall have the meaning set forth in Section
4(d).

     (e) "Dividend Payment Date" shall mean the last calendar day (or, if such day is not a Business Day, the next Business Day thereafter) of each January, April, July and October, commencing on January 31, 2002.

     (f) "Dividend Periods" shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and


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including the day of the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on the Issue Date, and other than the Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 6, which shall end on and include the Call Date with respect to the Series B Preferred Shares being redeemed).

     (g) "Fully Junior Shares" shall mean the common shares of beneficial interest ("Common Shares") and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

     (h) "Issue Date" shall mean the first date on which the pertinent Series B Preferred Shares are issued and sold.

     (i) "Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

     (j) "Parity Shares" shall have the meaning set forth in Section 3(b).

     (k) "Preferred Shares" shall mean the preferred shares of the Trust, $.01 par value per share.

     (l) "Series A Preferred Shares" shall mean the Trust's 7.95% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share.

     (m) "Series B Preferred Shares" shall have the meaning set forth in Section 2.

     (n) "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Junior Shares or Fully Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series B Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Shares shall mean placing such funds in such separate account or delivering such funds to a disbursing, paying or other similar agent.

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     (o) "Total Dividends" shall have the meaning set forth in Section 4(d).

     (p) "Transfer Agent" means American Stock Transfer & Trust Company, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Shares.

(2)  Designation and Number.  A series of Preferred Shares, designated the
     -----------------------
"8 1/2% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest" (the "Series B Preferred Shares"), is hereby established. The number of
Series B Preferred Shares shall be 5,750,000.

(3)  Rank. Any class or series of shares of beneficial interest of the Trust
     ----
shall be deemed to rank:

     (a) prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

     (b) on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series of shares, which shall include the Series A Preferred Shares, and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares");

     (c) junior to the Series B Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such shares shall be Junior Shares; and

     (d) junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such shares shall be Fully Junior Shares.

(4)  Dividends.
     ---------

     (a) The holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees out of funds legally available

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for that purpose, cumulative, preferential dividends payable in cash at the rate of $2.125 per annum per share. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Such dividends shall be payable in arrears to the holders of record of Series B Preferred Shares, as they appear on the stock records of the Trust at the close of business on the record date, not more than 50 nor less than 10 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid on any date and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series B Preferred Shares which remains payable.

     (b) The amount of dividends referred to in Section 4(a) payable for each full Dividend Period for the Series B Preferred Shares shall be computed by dividing the annual dividend rate by four, except that the amount of dividends payable for the initial Dividend Period, and for any Dividend Period shorter than a full Dividend Period, for the Series B Preferred Shares shall be computed on the basis of the actual number of days in such Dividend Period. Holders of Series B Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of cumulative dividends, as herein provided, on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares that may be in arrears.

     (c) Dividends on Series B Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

     (d) If, for any taxable year, the Trust elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to holders of Series B Preferred Shares shall be in the same portion that the Total Dividends paid or made available to the holders of Series B Preferred Shares for the year bears to the Total Dividends.

     (e) So long as any Series B Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared


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

or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series B Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Shares and accumulated and unpaid on such Parity Shares.

     (f) So long as any Series B Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares or Fully Junior Shares, nor shall any Junior Shares or Fully Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for shares of Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series B Preferred Shares and any other Parity Shares of the Trust shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series B Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Shares and the current dividend period with respect to such Parity Shares.

     (g) No dividends on Series B Preferred Shares shall be authorized by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(5)  Liquidation Preference.
     ----------------------

     (a) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders

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

of Junior Shares, the holders of the Series B Preferred Shares shall be entitled to receive Twenty Five Dollars ($25.00) per share of Series B Preferred Shares plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 5, (i) a consolidation or merger of the Trust with one or more corporations, real estate investment trusts, or other entities, (ii) a sale, lease or transfer of all or substantially all of the Trust's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

     (b) Subject to the rights of the holders of shares of any series or class of beneficial interest ranking on a parity with or prior to the Series B Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in this Section 5, any other series or class of Junior Shares or Fully Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.

(6)  Redemption at the Option of the Trust.
     -------------------------------------

     (a) The Series B Preferred Shares shall not be redeemable by the Trust prior to November 27, 2006. On and after November 27, 2006, the Trust, at its option, may redeem the Series B Preferred Shares, in whole or in part at any time or from time to time, at a redemption price of Twenty-Five Dollars ($25.00) per share of Series B Preferred Shares, plus the amounts indicated in Section
(b).

     (b) Upon any redemption of the Series B Preferred Shares pursuant to this
Section 6, the Trust shall pay all accrued and unpaid dividends, if any, thereon ending on or prior to the date of such redemption (the "Call Date"), without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series B Preferred Shares called for redemption.

     (c) If full cumulative dividends on the Series B Preferred Shares and any other class or series of Parity Shares of the Trust have not been declared and paid or declared and set apart for payment, the Series B Preferred Shares or Parity Shares may not be redeemed under this Section 6 in part and the Trust may not purchase or acquire the Series B Preferred Shares or any Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares or Parity Shares, as the case may be.

     (d) Notice of the redemption of any Series B Preferred Shares under this
Section 6 shall be mailed by first-class mail to each holder of record of Series B Preferred Shares to be redeemed at the address of each such holder as shown on the Trust's records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this Section 6(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series B Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price per share; (4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, (ii) shares of such Series B Preferred Shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Shares of the Trust shall cease (except the right to receive cash payable under such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in Maryland and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, the amount of cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date

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shall revert to the general funds of the Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series B Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Trust from outstanding Series B Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all the Series B Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

(7)  Voting Rights.
     -------------

     If and whenever six consecutive quarterly dividends payable on the Series B Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not declared, the number of trustees then constituting the Board of Trustees shall be increased by two, and the holders of Series B Preferred Shares, together with the holders of shares of every other series of Parity Shares, voting as a single class regardless of series, shall be entitled to elect the two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Shares and the Parity Shares called as hereinafter provided. Whenever all arrears in dividends on the Series B Preferred Shares and the Parity Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and the Parity Shares to elect such additional two trustees shall immediately cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six consecutive quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Series B Preferred Shares and the Parity Shares shall immediately terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting rights shall have been so vested in the holders of Series B Preferred Shares and the Parity Shares, the secretary of the Trust may, and upon the written request of any holder of Series B Preferred Shares (addressed to the secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series B Preferred Shares and of the Parity Shares for the election of the two trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by

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law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series B Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Trust. The trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the trustees elected by the holders of the Series B Preferred Shares and the Parity Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then remaining trustee elected by the holders of the Series B Preferred Shares and the Parity Shares or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

     So long as any Series B Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series B Preferred Shares and the Parity Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (a) Any amendment, alteration or repeal of any of the provisions of the Declaration that materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Shares or the Parity Shares; provided, however, that the amendment of the provisions of the Declaration so as to authorize or create or to increase the authorized amount of shares of any class of any Fully Junior Shares or Junior Shares that are not senior in any respect to the Series B Preferred Shares, or any shares of any class ranking on a parity with the Series B Preferred Shares or the Parity Shares, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares; and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series B Preferred Shares or another series of Parity Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series B Preferred Shares and the Parity Shares otherwise entitled to vote in accordance herewith; or

     (b) A share exchange that affects the Series B Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each share of

Series B Preferred Shares (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series B Preferred Shares (except for changes that do not materially and adversely affect the holders of the Series B Preferred Shares); or

     (c) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Series B Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends; provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be, provision is made for the redemption of all Series B Preferred Shares at the time outstanding.

     For purposes of the foregoing provisions of this Section 7, each share of Series B Preferred Shares shall have one vote per share, except that when shares of any other series of Preferred Shares shall have the right to vote with the Series B Preferred Shares as a single class on any matter, then the Series B Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(8)  Conversion.  The Series B Preferred Shares are not convertible into or
     ----------
exchangeable for any other property or securities of the Trust at the option of holders thereof.

(9)  Application of Article VII.  The Series B Preferred Shares are subject to
     --------------------------
the provisions of Article VII of the Declaration of Trust at the option of holders thereof.

(10) Shares to be Retired.  All Series B Preferred Shares which shall have been
     --------------------
issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Preferred Shares, without designation as to class or series.

(11) Record Holders.  The Trust and the Transfer Agent may deem and treat the
     --------------
record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

(12) Sinking Fund.  The Series B Preferred Shares shall not be entitled to the
     ------------
     benefits of any retirement or sinking fund.

     SECOND:  The Series B Preferred Shares have been classified and designated
     ------
by the Board under the authority contained in the Declaration of Trust.

     THIRD:  These Articles Supplementary have been approved by the Board in the
     -----
manner and by the vote required by law.

     FOURTH:  These Articles Supplementary shall be effective at the time the
     ------
State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     FIFTH:  The undersigned President of the Trust acknowledges these Articles
     -----
Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                *    *  *  *  *

  IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 26th day of November, 2001.

                              FEDERAL REALTY INVESTMENT TRUST


                              By:  /s/ Donald C. Wood
                                 --------------------
                                 Donald C. Wood
                                 President and Chief Operating Officer

[SEAL]

ATTEST:


/s/ Nancy J. Herman
------------------------------
Nancy J. Herman, Secretary